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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Clean Energy Corp.:

              We consent to the use of our report dated March 23, 2007, with respect to the consolidated balance sheets of Clean Energy Fuels Corp. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

              Our report dated March 23, 2007 refers to the adoption of the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

/s/ KPMG LLP

Los Angeles, California
May 2, 2007

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Consent of Independent Registered Public Accounting Firm